Exhibit No. 99.1

NEWS RELEASE

Piedmont Natural Gas Receives NCUC Approval
To Purchase NCNG and EasternNC From Progress Energy

CHARLOTTE, NC - The North Carolina Utilities Commission (NCUC) has approved Piedmont Natural Gas’ plans to purchase North Carolina Natural Gas Corporation (NCNG) for $417.5 million. NCNG, a natural gas distribution subsidiary of Progress Energy, Inc. (Progress), serves approximately 178,000 natural gas customers in eastern and southern North Carolina, including approximately 56,000 customers served by municipalities that are wholesale customers of NCNG. The purchase of NCNG will increase Piedmont’s number of customers served to more than 918,000 in North Carolina, South Carolina and Tennessee. The NCUC also approved Piedmont’s purchase of Progress’ equity interest in Eastern North Carolina Natural Gas Company (EasternNC) for $7.5 million. EasternNC is a joint venture with the Albemarle Pamlico Economic Development Corporation (APEC) to bring natural gas service to 14 counties in eastern North Carolina.

The closing of the two acquisitions is still subject to the approval of the Securities and Exchange Commission (SEC) and to various conditions set forth in the relevant agreements among the parties. Piedmont currently expects that the SEC approval will be obtained and that all conditions will be met in time for a closing at the end of July or the end of August.

“We are pleased that the NCUC has expedited its review and approval of this transaction and has found it to be in the public’s interest,” commented Piedmont’s President and CEO Thomas E. Skains. “We are now one step closer to extending the reach of our natural gas distribution system across the state of North Carolina from the mountains to the coast.”

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

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About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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